                                                              EX 99(d)(5)



               MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.

                                    FORM OF

    SUPPLEMENT TO MSDW INVESTMENT MANAGEMENT INVESTMENT ADVISORY AGREEMENT

                             TECHNOLOGY PORTFOLIO


          SUPPLEMENT (the "Supplement") TO INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as Morgan Stanley Dean Witter Universal Funds, Inc.) (the "Fund") and Morgan Stanley Asset Management Inc. (now known as Morgan Stanley Dean Witter Investment Management Inc.) (the "Adviser") (the "Agreement").

                                   RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

          WHEREAS, the Fund has created an additional portfolio, the Technology Portfolio (the "Additional Portfolio").

                                  AGREEMENTS

          Now, therefore, the parties agree as follows:

          As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:


                  Assets                Technology Portfolio
                  ------                --------------------
First $500 Million                           _________%

From $500 Million to $1 Billion              _________%

More than $1 Billion                         _________%

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          The parties listed below have executed this Supplement as of the __ day of _______________, 199__


MORGAN STANLEY DEAN WITTER                 MORGAN STANLEY DEAN WITTER
INVESTMENT MANAGEMENT INC.                 UNIVERSAL FUNDS, INC.

_____________________________________      _________________________
Name:  Harold J. Schaaff, Jr.              Name:  Michael F. Klein
Title: Principal, General Counsel and      Title: President
       Secretary